Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 3 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT No. 3 (this “Amendment”) to the executive employment agreement between P&F INDUSTRIES, INC., a Delaware corporation (the “Company”), and JOSEPH A. MOLINO, JR. (the “Executive”) dated as of January 1, 2018 (the “Original Employment Agreement”), as amended by Amendment No. 1 to the Original Employment Agreement, entered into as of March 5, 2019 (“Amendment No. 1”) and Amendment No. 2 to the Original Employment Agreement, entered into as of December 30, 2020 (“Amendment No. 2”, and the Original Employment Agreement as amended by Amendment No. 1 and Amendment No. 2, the “Employment Agreement”), is being entered into and is effective as of this 6th day of June, 2023 (the “Amendment Effective Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend the terms of the Employment Agreement as provided herein, effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Amendment Effective Date, the parties hereto hereby agree as follows:

1.	A new Section 5(f) is hereby added to the Employment Agreement, as follows:

(f) Retention Benefits. Except as otherwise expressly provided in this Section 5(f), if the Executive remains continuously employed by the Company from the Amendment Effective Date through December 31, 2023, the Executive shall be eligible for the following payments and benefits (the “Retention Benefits”):

(i)	Subject to Section 25(b), an amount equal to eighteen (18) months of Base Salary, to be paid in equal ratable installments over eighteen (18) months in accordance with the Company’s normal payroll policies as if the Executive were an employee (but off employee payroll), which payment shall commence on the first regular Company payroll date following the sixty (60) day period after the Executive’s termination of employment with the Company occurring on or after January 1, 2024 (the “Retention Bonus”); provided, that first installment of the Retention Bonus will include payment of any amounts that would have been due prior thereto, and provided further, that in the event that a 409A Change in Control occurs on or after the date on which the Executive begins to receive installment payments of the Retention Bonus, the Compensation Committee may, in its sole discretion, accelerate, any remaining installment payments of the Retention Bonus into a lump sum solely to the extent permitted under Code Section 409A; and

(ii)	(A) accelerated vesting, as of December 31, 2023, of any unvested portion of any equity awards granted to the Executive prior to the Amendment Effective Date pursuant to Section 5(e) of this Agreement (along with any accrued, but unpaid, dividends, the “Equity Vesting”), (B) the Accrued Amounts (determined in accordance with Section 7(a) of this Agreement), (C) the Pro Rata Bonus (determined in accordance with Section 7(a) of this Agreement) and (D) the Termination COBRA Payments (determined in accordance with Section 7(d)(C) of this Agreement), which, absent the occurrence of a Change in Control, shall equal a monthly payment in the amount of $5,650.

Any and all amounts payable and benefits or additional rights provided pursuant to Retention Benefits shall be subject to the Release requirement provided for in Section 9 of this Agreement. The Executive shall forfeit all rights to the Retention Benefits upon either (i) the Executive’s termination of employment with the Company for any reason (other than by the Company without Cause or due to Executive’s death or disability), prior to December 31, 2023 or (ii) the Company’s termination of the Executive’s employment with the Company for Cause at any time prior to the full and final payment of the Retention Benefits. In the event the Company terminates the Executive’s employment without Cause (or due to Executive’s death or disability) prior to December 31, 2023, the Executive shall receive the Retention Benefits pursuant to this Section 7(f), subject to the Release requirement provided for in Section 9 of this Agreement and such termination date shall be treated as December 31, 2023 for purposes of the Equity Vesting. In addition, if a Change in Control occurs within ninety (90) days after the termination of the Executive’s employment by the Company without Cause, or if the Executive remains employed by the Company through December 31, 2023 and a Change in Control occurs on or prior to March 31, 2024, the Executive shall receive both the Retention Benefits and the lump sum payment in respect of the Executive’s target annual bonus pursuant to Section 8(ii)(C), in each case, to the extent unpaid. In the event the Executive (or his estate or dependents, as applicable) receives any amounts payable in respect of (x) the Severance Payment, the Pro Rata Bonus and the Termination COBRA Payments pursuant to Section 7(d)(ii), (y) the lump sum payment in respect of Base Salary pursuant to Section 8(a)(ii)(A), the Pro Rata Bonus pursuant to Section 8(ii)(B), the lump sum payment in respect of the Executive’s target annual bonus pursuant to Section 8(ii)(C) and the COBRA Payments pursuant to Section 8(a)(ii)(D) or (z) the Pro Rata Bonus pursuant to Section 7(b) and COBRA payments pursuant to Section 7(b) the value of such amounts and benefits shall be reduced by the value of the Retention Benefits and lump sum payment in respect of the Executive’s target annual bonus (if applicable), and such reduction shall be applied to each severance payment or benefit payable to the Executive under this Agreement. For the avoidance of doubt, the Retention Benefits and the lump sum payment in respect of the Executive’s target annual bonus pursuant to Section 8(ii)(C), if any, provided for in this Section 7(f) shall be in lieu of, and not in addition to, any payments or benefits provided for pursuant to Section 7 or Section 8 of this Agreement, as applicable.

2.	A new sentence is hereby added to the end of Section 7(a) of the Employment Agreement, as follows:

Subject to Section 7(f) (including the nonduplication provisions thereunder), in the event the Executive’s employment is terminated due to the Executive’s disability, any unpaid portion of the Retention Benefits payable to the Executive shall be provided by the Company to the Executive or if necessary, his representative, as applicable.

3.	A new sentence is hereby added to the end of Section 7(b) of the Employment Agreement, as follows:

Subject to Section 7(f) (including the nonduplication provisions thereunder), in the event the Executive’s employment is terminated due to the Executive’s death, any unpaid portion of the Retention Benefits payable to the Executive shall be provided by the Company to the Executive’s estate or his dependents, as applicable.

4.     Except as otherwise set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect. Upon execution of this Amendment, each of the undersigned hereby approves, confirms and ratifies the Employment Agreement as amended by this Amendment. Without limiting the generality of the foregoing, this Amendment shall be subject to Sections 18 and 21 of the Employment Agreement.

5.     This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Amendment as a fully binding original.

(Signature page follows)

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Amendment Effective Date.

P&F INDUSTRIES, INC.

By:	/s/ Richard Horowitz
Richard Horowitz
Chairman of the Board, President and Chief Executive Officer

/s/ Joseph A. Molino, Jr.
JOSEPH A. MOLINO, JR.

[Signature Page to Amendment No. 3]